[KASH N' KARRY FOOD STORES, INC. LETTERHEAD]











                        September 1, 1994





Mr. Anthony R. Petrillo
Acting Chief Executive Officer
 and Chairman of the Board
Kash n' Karry Food Stores, Inc.
6422 Harney Road
Tampa, Florida 33610


     Re: Employment and consulting agreement between Kash n' Karry Food Stores, Inc., and Anthony R. Petrillo

Dear Mr. Petrillo:

     This letter agreement will memorialize all of the material terms of your employment and consulting agreement with Kash n' Karry Food Stores, Inc. (the "Company"), and hereby supersedes all prior agreements and understandings between you and the Company:

     1. Beginning on August 1, 1994, and continuing thereafter until January 29, 1995 (the "Initial Term"), the Company employs you to work full-time as its acting Chairman of the Board and Chief Executive Officer for a cash compensation of $13,462 for each calendar week actually worked, subject to withholding for applicable payroll taxes. During the Initial Term, the principal place of your employment for not less than three full days each week will be Tampa, Florida; provided, however, that if you are absent from work for not more than 1 week due to your illness or incapacity or the illness or death of an immediate family member, then you will be deemed not to have breached this obligation.

     2. Beginning on January 30, 1995, and continuing thereafter until July 31, 1995 (the "Second Term"), the Company engages you to work as an independent consultant for $200 per hour of service actually rendered in response to requests from the Board of Directors of the Company; provided, however, that the Company guarantees that it will engage you to work not less than 500 hours during the Second Term.

Mr. Anthony R. Petrillo
September 1, 1994
Page 2



     3. During the Initial Term and the Second Term, you agree to perform diligently and in good faith such duties and services for the Company as may be directed to you from time to time by the Board of Directors, and you will not, without first disclosing the matter and obtaining the prior written consent of the Board of Directors, directly or indirectly render services for compensation to any other person.

     4. Beginning on August 1, 1995, and continuing until July 31, 1997 (the "Third Term"), the Company engages you to work as an independent consultant for $25,000 for each 3-month period of services rendered, payable in arrears. During the Third Term, you will use your best efforts to complete the work requested of you by the Board; provided, however, that in performing such services you will not be required to devote more than 48 hours of service in any one calendar month, and if you actually work more than 125 hours during any 3-month period during the Third Term you will additionally be compensated at the rate of $200 per hour of service actually worked in excess of 125.

     5. Beginning on August 1, 1994, and continuing until July 31, 1996, the Company will pay you, for as long as you are actually working or serving in the foregoing capacities, a monthly Ohio home office subsidy of $1,250 per month. Also, the Company will reimburse you for your reasonable out-of-pocket business expenses directly related to your performance of services on behalf of the Company pursuant to this agreement.

     6. The Company may, at its election, terminate this agreement and your employment by the Company if you are unable or unwilling to perform the duties reasonably requested of you under this agreement, if you commit an act of fraud, misappropriation or a felony, or if you engage in willful misconduct that has a materially adverse effect on the Company. If this agreement is terminated for any reason, you are entitled to the compensation provided herein, prorated to the date of termination.

     7. You agree to maintain the confidentiality of all trade secrets, financial information, marketing strategies and other proprietary information concerning the Company. Upon termination of your employment, you agree to return to the Company all documents, including computer records, containing the foregoing confidential information, which, at all times and whether used on or off the Company's premises, remain the exclusive property of the Company. You also agree that during the term of this agreement, and for six months following its termination or expiration for any reason, you will not, directly or indirectly, be employed by or render services to any person that competes with the Company within

Mr. Anthony R. Petrillo
September 1, 1994
Page 3



the counties of Florida in which the Company does business during the course of your employment under this agreement. The provisions of this paragraph 7 shall survive any termination or expiration of this agreement.

     8. This agreement shall be governed by the laws of Florida, and each party consents and agrees that Hillsborough County, Florida shall be the exclusive, proper and convenient venue for any legal proceeding arising out of this agreement.

     9. The Company's obligations under this agreement are contingent upon the approval of this agreement by the Company's
Board of Directors.

     If you agree to the foregoing terms, please signify your agreement by signing the enclosed duplicate original letter agreement in the space provided below, and returning it to me in the enclosed, postage pre-paid envelope.

                              Very truly yours,



                              /s/ Raymond P. Springer
                              ---------------------------
                              Raymond P. Springer
                              Executive Vice President -
                               Administration


RPS/jh

cc: Mr. Leonard Green



                         ACKNOWLEDGEMENT

     The undersigned hereby agrees to be employed by the Company upon the terms and conditions set forth above.

     Date:  September 7, 1994.


                              /s/ Anthony R. Petrillo
                              -------------------------------------
                              ANTHONY R. PETRILLO